CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in the Form 10-KSB for Vectoria Inc., of our report dated April 29, 2002 relating to the December 31, 2001 financial statements of Vectoria Inc., which appears in such Form.

/s/ Amisano Hanson

Amisano Hanson, Chartered Accountants

Vancouver, Canada
May 22, 2002